EXHIBIT 10.9

March 10, 2003

Timothy Conley

4114 Cranford Circle

San Jose, California 95124

Re: Employment Agreement

Dear Mr. Conley:

Pursuant to our recent discussions, this letter memorializes the terms of your continued employment with Valicert, Inc. (the “Company”).

1. Salary. Your salary is $171,000 on an annualized basis, less applicable withholding.

2. Bonus. Immediately prior to the consummation of the Merger (as such term is defined in the Agreement and Plan of Reorganization and Merger dated February 18, 2003, by and among Tumbleweed Communications Corp. (“Tumbleweed”), Velocity Acquisition Sub, Inc., and the Company (the “Merger Agreement”)), you shall earn a bonus in the amount of $264,100, less applicable withholding (“Bonus”).

3. Amendment of Stock Option Agreement. Your stock option agreement shall be amended (the “Option Amendment”) to provide that immediately prior to the consummation of the Merger (as such term is defined in the Merger Agreement), all unvested options held by you shall become fully vested, and the period of time in which you may exercise these options shall be extended to two (2) years after your termination. A copy of the Option Amendment is attached hereto as Exhibit A.

4. Entire Agreement. This Agreement, including the attached exhibit, constitutes the entire agreement between you and the Company relating to the specific subject matter hereof and supersedes prior negotiations, representations or agreements between you and the Company.

5. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you, an authorized representative of Tumbleweed and an authorized representative of the Company.

6. Termination. If the Merger (as such term is defined in the Merger Agreement) is terminated and not consummated by the parties thereto, this Agreement shall immediately terminate, and the Company shall not be obligated to confer any of the benefits described in paragraphs 2 and 3 above. This Agreement shall terminate upon consummation of the Merger (as such term is defined in the Merger Agreement).

I agree that there is no other compensation or benefits in any form to which I am entitled from the Company.

Please sign and date this letter on the space provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

/s/ JOHN VIGOUROUX
John Vigouroux
Chief Executive Officer

I agree to and accept continued employment with Valicert, Inc. on the terms and conditions set forth in this Agreement.

Date:	3/17/03	/s/ TIMOTHY CONLEY